Exhibit 99(b)

Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60025

March 21, 2002

To the Securities and Exchange Commission:

     Pursuant to Securities and Exchange Commission Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02, this letter is to confirm that Illinois Tool Works Inc. has received assurance from its independent public accountants, Arthur Andersen LLP, that Arthur Andersen’s audit of our consolidated financial statements as of December 31, 2001 and for the year then ended was subject to Arthur Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Illinois Tool Works Inc.

/s/ Jon C. Kinney

Senior Vice President and Chief Financial Officer